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                                                                   EXHIBIT 99.1

PRESS RELEASE

For More Information Contact:
Premiere Technologies, Inc.                     Dewe Rogerson, Inc.
Patrick G. Jones                                Debra Wasser/Corey Cutler
Senior Vice President                           Vice President
(404) 262-8429                                  (212) 688-6840

Premiere Technologies, Inc.
David Allison
Director, Corporate Communications
(404) 262-8464

           PREMIERE TECHNOLOGIES ANNOUNCES PROPOSED PRIVATE OFFERING
                       OF CONVERTIBLE SUBORDINATED NOTES

(ATLANTA, JUNE 16, 1997) -- Premiere Technologies (NASDAQ: PTEK; www.premtek.com) announced today that it intends, subject to market and other conditions, to raise $125 million (excluding the proceeds of the over-allotment option, if any) through a private offering of convertible subordinated notes within the United States to qualified institutional investors and outside the United States to non-U.S. investors.

The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including capital expenditures and working capital. In addition, the Company may apply a portion of the net proceeds to acquire complementary businesses, products and technologies, none of which has of yet been identified.

It is contemplated that the notes will be convertible into shares of common stock and will have a seven year term. No other terms were disclosed.

THE SECURITIES TO BE OFFERED WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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